Exhibit 99.1

Callon Petroleum Company Announces 20% Increase in Borrowing Base

Natchez, MS (October 7, 2015) - Callon Petroleum Company (NYSE: CPE) today announced that the borrowing base under its senior secured revolving credit facility was increased to $300 million following its lenders’ regularly scheduled semi-annual redetermination process. There were no other changes to the terms of the credit facility resulting from this borrowing base redetermination.

Fred Callon, Chairman and CEO, commented, “We are encouraged by the outcome of our recent redetermination process which we believe to be a reflection of the quality of our Permian Basin position and the economics associated with our continued investment. We also appreciate the continued support of our entire bank group and their commitment to partner with us as we continue to add to our proved reserve base. This increased level of liquidity, combined with our focus of attaining self-funding status under our current drilling program in 2016, provides us with the flexibility required to prudently grow in a volatile environment.”

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage. Please note that Callon routinely posts important information about the Company under the Investor Relations section of its website.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding reserve quantities and the implementation of the Company’s business plan and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

For further information contact:

Eric Williams

Manager, Finance

1-800-451-1294